POLICE REGARDING INSIDER TRADING AND UNAUTHORIZED DISCLOSURES

Exhibit 19.1
1.Purpose
Sandisk Corporation (the “Company”) and all directors, officers and employees of the Company and its subsidiaries are subject to federal and state “insider trading” laws with respect to transactions involving Company securities. These laws prohibit: (i) purchasing or selling (also referred to herein as “trading in”) securities of a company while in possession of Inside Information (as defined below); and (ii) disclosing Inside Information to others who may trade while in the possession of that information. As further described below, anyone violating these rules is subject to personal liability and could face criminal penalties. Under certain circumstances, companies and their controlling persons could also be subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.
The Company has adopted this policy to promote compliance with federal and state insider trading laws, rules and regulations and any applicable listing standards of the Nasdaq Stock Market LLC and to protect the Company and its directors, officers and employees (including officers and employees of subsidiaries of the Company) from the serious liabilities and penalties that can result from trading in Company securities in violation of these laws. You, however, are responsible for ensuring that you do not violate federal or state insider trading laws, rules and regulations or this policy.
2. Scope
This policy applies to all directors, officers and employees of the Company and its subsidiaries. The Company may from time to time also determine that other persons, such as contractors or consultants, should be subject to this policy because they have access to Inside Information concerning the Company or its subsidiaries. This policy applies to all purchases and sales in the Company’s securities by such persons or anyone acting on behalf of such persons. This policy also prohibits such persons or anyone acting on behalf of such persons from engaging in certain types of transactions in the Company’s securities that create a heightened legal risk or the appearance of improper conduct, including short sales and holding Company securities in a margin account.
2.1 Exclusions
Not Applicable.

POLICE REGARDING INSIDER TRADING AND UNAUTHORIZED DISCLOSURES

Corporate Policy
3.1    Inside Information
You, as an employee, officer or director of the Company or its subsidiaries, may come into possession of “Inside Information” in the course of your association with the Company. “Inside Information” is information about the Company or its securities that is both “material” and “non-public.” For purposes of determining whether information is Inside Information, the following provisions apply:
Material Information. Information about a company or its securities (either positive or negative) is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy or sell a company’s securities. Any information, if publicly disclosed, that would likely have an impact on the price of the Company’s securities, whether positive or negative, should be considered Inside Information. Examples of information that may constitute “material” information depending upon the circumstances include:
•Historical or future financial performance, including projections of future earnings or losses or other earnings guidance;
•A significant merger, acquisition, tender offer or exchange offer;
•A significant purchase or sale of assets or disposition of a subsidiary or division;
•Changes in dividend policies or practices or declaration of a stock split;
•The establishment of a repurchase program for Company securities;
•Offerings of additional securities, significant borrowings or other financing transactions out of the ordinary course;
•Change in the Company’s Chief Executive Officer;
•Change in control of the Company;
•Notification that the Company may no longer rely on the auditor’s report;
•A significant cybersecurity incident, data breach or similar incident;
•Significant pending joint ventures or strategic partnerships;
•Impending bankruptcy or the existence of severe liquidity problems;
•Significant actions by regulatory bodies; or
•Major litigation.

POLICE REGARDING INSIDER TRADING AND UNAUTHORIZED DISCLOSURES

The foregoing list is for illustration only and is not exhaustive. The types of information listed above may not be material in every case, and other types of information not listed may be considered material at particular times, depending upon the circumstances. It is not possible to define all categories of material information, and the public, media, regulators and courts may use hindsight in judging what is material. As a result, it is important to err on the side of caution when considering potentially material information.
Non-Public Information. Information that has not been disclosed to the public is generally considered to be “non-public” unless and until it has been effectively communicated to the public and sufficient time has elapsed to permit the market to absorb and evaluate the information. Information generally would be considered effectively communicated to the public if it has been widely disseminated, such as through the Dow Jones “broad tape,” newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website or in a public disclosure document filed with the Securities and Exchange Commission (the “SEC”) that is available on the SEC’s website. As a general rule, information will cease to be “non-public” one (1) full trading day after public release of the information. Depending on the particular circumstances, the Company may determine that a period longer than one (1) trading day is needed after the release of specific material, non-public information.
3.2    Risks and Penalties
It is illegal to trade in the Company’s securities while in possession of Inside Information. Under federal securities laws, if you purchase or sell securities of the Company while in the possession of Inside Information:
•You may be liable to other traders in the amount of profit you make or loss you avoid.
•The SEC can bring an action against you to recover civil penalties of up to three times the amount of profit you make or loss you avoid.
•If your transaction was willful, the Department of Justice may bring an action against you for criminal penalties of up to twenty years’ imprisonment and $5 million in fines (per violation).
•A federal court may enjoin you (temporarily or permanently) from serving as an officer or director of any public company.
Furthermore, if you disclose Inside Information to another person (called a “tippee”) who then purchases or sells securities of the Company, you may be liable for the same civil penalties as if you had engaged in the transaction directly.

POLICE REGARDING INSIDER TRADING AND UNAUTHORIZED DISCLOSURES

The size of the transaction or the amount of profit received by the employee or the tippee does not have to be large to result in prosecution. The SEC and other governmental and regulatory authorities find people violating these rules by engaging in routine market surveillance. Brokers and dealers who handle stock and option transactions for the Company or individuals are required by law to inform the SEC of any possible violations by people who may have Inside Information. The SEC aggressively investigates even small insider trading violations.
Insider trading also imposes significant risks on the Company. First, if you trade on Inside Information, the Company (as your employer) could become subject to severe civil and criminal penalties based on your actions. Second, disclosure of even small amounts of Inside Information could require the Company under federal securities laws to make complete disclosure regarding the matter in question (that is, if part of the story reaches the public domain, the Company may have a duty to disclose the full story). Third, disclosure of Inside Information could damage the Company’s competitive position and jeopardize important strategic plans and opportunities.
3.3    Transactions Covered by this Policy
This policy applies to all purchases and sales in the Company’s securities, including the Company’s common stock or any other type of securities the Company may issue. “Purchase” and “sale” are defined broadly for purposes of the insider trading laws. “Purchase” includes the actual purchase of a security and any contract to purchase or otherwise acquire a security for value, and “sale” includes the actual sale of a security and any contract to sell or otherwise dispose of a security for value.
Examples of transactions subject to this policy include:
•open market or other purchases of common stock; and
•open market or other sales of common stock (including the sale of stock acquired: (i) pursuant to exercises of stock options, including by way of broker-assisted cashless exercise; (ii) upon the vesting of equity-based awards; or (iii) under the Employee Stock Purchase Plan (“ESPP”)).
Notwithstanding anything to the contrary herein, the following transactions in the Company’s securities are not subject to this policy: (a) the acquisition of common stock pursuant to the vesting of an equity-based award under the Company’s stock incentive plans (but not the sale of stock acquired upon vesting); (b) the acquisition of common stock pursuant to the exercise of stock options under the Company’s stock incentive plans where the exercise price and applicable tax withholding amounts are paid in cash (but not the sale of the stock acquired upon exercise); (c) if permitted by the Company, the exercise of a tax withholding right pursuant to which the Company withholds shares of common stock subject to an equity award to satisfy tax withholding requirements; (d) the acquisition of the Company’s common stock in the ESPP; and (e) trades in the Company’s securities made pursuant to a trading plan adopted in accordance with the requirements of Rule 10b5-1 promulgated under the Securities Exchange Act of 1934,

POLICE REGARDING INSIDER TRADING AND UNAUTHORIZED DISCLOSURES

as amended (the “Exchange Act”), and the Company’s Policy and Guidelines Regarding 10b5-1 Trading Plans.
3.4    Company Policies
In an effort to safeguard the Company’s Inside Information and to avoid violation of federal securities laws, the Company requires that each director, officer and employee of the Company or any of its subsidiaries (and any other person designated by the Company as subject to this policy) observe the following policies.
•Do not buy or sell securities of the Company while you are in possession of Inside Information.
•Do not permit any Related Party (as defined below) or anyone acting on your behalf to buy or sell securities of the Company while you are in possession of Inside Information. The application of this policy to any Related Party is based on interpretations of beneficial ownership of securities under the federal securities laws. For purposes of this policy, a “Related Party” means your spouse, your minor children, other relatives (by marriage or otherwise) living in your home (collectively “Family”), trusts or other entities in which you or any member of your Family have a beneficial interest and trusts or other entities over which you or any member of your Family exercises control or investment influence.
•Do not recommend to anyone else that he or she buy or sell securities of the Company when you are in possession of Inside Information. You should also use caution when recommending trading in the Company’s securities to anyone else, even if you believe that you do not know any Inside Information, because your recommendation will be reviewed with 20/20 hindsight. Remember that “tipping” Inside Information is always prohibited, and can result in the same civil or criminal penalties that apply if you engaged in insider trading directly.
•Do not disclose Inside Information to any person within the Company whose job does not require him or her to have that information, or outside the Company to any person who is not an employee of the Company (including friends, family, business associates, investors and expert consulting firms) unless such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information.
•If a member of the media contacts you, do not respond and forward the request to Public Relations. If a securities analyst or investor contacts you, please refer them to the Company’s Investor Relations team. Contact the Legal Department for advice if you receive any requests for information from law enforcement, government agencies or public officials.

POLICE REGARDING INSIDER TRADING AND UNAUTHORIZED DISCLOSURES

•Do not discuss Inside Information where it may be overheard, such as in restaurants, elevators, restrooms, airplanes and other public places. Remember that cellular phone conversations are often overheard.
•Use best efforts to keep all memoranda, correspondence and other documents that reflect Inside Information in a secure place.
These restrictions apply to all employees, directors and officers of the Company regardless of title or function. Additional restrictions on trading in the Company’s securities apply to officers, directors and other designated employees of the Company pursuant to the Company’s Policy and Procedures Regarding Pre-Trade Clearance and Section 16 Compliance.
In addition to Inside Information about the Company, you may become aware of material non-public information about other companies such as suppliers, customers, or competitors, whose securities are publicly traded, in the course of your employment with the Company. In such a situation, you must handle the information of the other company according to the same rules that apply to the Company’s Inside Information. You can be liable for trading while in possession of material non-public information in any publicly traded company’s securities or for disclosing such information to others who may trade while in possession of it.
3.5    Additional Restrictions
The Company has determined that certain types of transactions in the Company’s securities create a heightened legal risk or the appearance of improper or inappropriate conduct even if they occur at a time when you are not in possession of Inside Information. Therefore, it is the Company’s policy that directors, officers and employees of the Company or any of its subsidiaries (and all other persons designated by the Company as subject to this policy) may not engage in any of the following transactions:
•Short Sales. Short sales of the Company’s securities (generally, the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller lacks confidence in the Company’s prospects. Additionally, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, engaging in short sales of the Company’s securities, which are illegal for officers and directors pursuant to Section 16(c) of the Exchange Act, is prohibited.
•Publicly Traded Options. Given the relatively short term of publicly-traded options, any purchase or sale of such options related to the Company’s securities may create the appearance that a director, officer or employee is trading based on Inside Information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited.

POLICE REGARDING INSIDER TRADING AND UNAUTHORIZED DISCLOSURES

•Hedging Transactions. Hedging or monetization transactions, such as prepaid variable forwards, equity swaps, collars and exchange funds, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s securities may permit ownership of the Company’s securities without the full risks and rewards of ownership. When that occurs, a director, officer or employee entering into such transactions may no longer have the same objectives as the Company’s other stockholders. Therefore, directors, officers and employees are prohibited from engaging in these types of hedging or monetization transactions.
•Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of Inside Information or otherwise is not permitted to trade in the Company’s securities, directors, officers and employees are prohibited from margining the Company’s securities in a margin account or otherwise pledging the Company’s securities as collateral for a loan.
* * *
It is the Company’s policy to cooperate fully with the SEC and other governmental and regulatory authorities in investigating possible violations by employees and others of applicable laws and regulations. If appropriate, the Company will assist authorities in the prosecution of persons who engage in illegal conduct.
Please contact the Company’s Chief Legal Officer (or his or her designee) if you have any questions about these policies or their application to any specific set of facts.

POLICY AND PROCEDURES REGARDING PRE-TRADE CLEARANCE AND SECTION 16 COMPLIANCE

Effective as of February 21, 2025
1.Purpose
The purpose of this Policy and Procedures Regarding Pre-Trade Clearance and Section 16 Compliance (this “Policy”) is to assist Insiders (as defined below) in complying their obligations under the Sandisk Corporation (the “Company”) insider trading policies and federal and state insider trading laws, rules and regulations and any applicable listing standards of the Nasdaq Stock Market LLC. This Policy sets forth:
•the pre-trade clearance policy for directors and officers of the Company who are subject to the reporting and liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (“Section 16” and such directors and officers, “Section 16 Insiders”), and officers and designated employees, consultants and contractors who, in the normal course of their duties or with respect to a particular matter, have or may have regular or special access to material non-public information about the Company or its subsidiaries (“Other Insiders” and, together with Section 16 Insiders, “Insiders”); and
•the Company’s Section 16 compliance policy that is intended to assist Section 16 Insiders in complying with their responsibilities under Section 16.
2. Pre-Trade Clearance Requirements
You must obtain written pre-trade clearance from the Company’s Chief Legal Officer (or his or her designee) before you, or any Related Party (as defined in the Company’s Policy Regarding Insider Trading and Unauthorized Disclosures, referred to herein as the “Insider Trading Policy”), engage in any Applicable Transaction (as defined below). For purposes of this Policy, written pre-trade clearance includes pre-trade clearance by e-mail or electronic transmission by the Chief Legal Officer (or his or her designee). Written pre-trade clearance for any Applicable Transaction is required at all times, and you should establish procedures with each of your Related Parties to ensure compliance with this Policy. If you have any questions regarding the status of a person, trust or entity as a Related Party, please contact the Company’s Chief Legal Officer before conducting any transactions.
2.1    Applicable Transactions
You must obtain pre-trade clearance for any “Applicable Transaction.” An Applicable Transaction includes any transaction concerning the Company’s securities, including:
•open market or other purchases of common stock;
•open market or other sales of common stock (including the sale of stock acquired: (i) pursuant to exercises of stock options, including by way of broker-assisted cashless exercise; (ii) upon the vesting of equity-based awards; or (ii) under the Company’s Employee Stock Purchase Plan (“ESPP”));

POLICY AND PROCEDURES REGARDING PRE-TRADE CLEARANCE AND SECTION 16 COMPLIANCE

•adoption or modification of a trading plan under Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended (a “10b5-1 Trading Plan”); and
•gifts, contributions to trusts or any other direct or indirect transfer of Company securities.
Notwithstanding the foregoing, an Applicable Transaction does not include, and you will not be required to obtain pre-trade clearance for:
•the acquisition of common stock pursuant to the vesting of an equity-based award under the Company’s stock incentive plans (but not the sale of the stock acquired upon vesting);
•if permitted by the Company, the exercise of a tax withholding right pursuant to which the Company withholds or reacquires shares subject to an equity award to satisfy tax withholding requirements;
•the acquisition of Company stock in the ESPP; and
•trades in the Company’s securities made pursuant to a 10b5-1 Trading Plan that has been pre-cleared pursuant to the Company’s Policy and Guidelines Regarding 10b5-1 Trading Plans.
2.2    Pre-Trade Clearance Considerations
In determining whether to permit the consummation of an Applicable Transaction, the Company’s Chief Legal Officer considers factors that include, among others, whether the transaction is permitted by the Insider Trading Policy, whether the Insider is in possession of material non-public information, the existence of a Blackout Period (as defined below), whether sufficient information regarding the proposed transaction has been provided, and, for Section 16 Insiders, whether there has been any non-exempt “opposite-way” transaction within the past six months for purposes of Section 16(b) of the Securities Exchange Act of 1934, as amended (“Section 16(b)”). The Chief Legal Officer is under no obligation to permit a transaction submitted for pre-trade clearance, even if it would not violate the federal securities laws or specific provision of this Policy, and may determine not to permit the transaction. You will not be able to consummate any Applicable Transaction during an applicable Blackout Period (other than the acquisition of common stock pursuant to a cash exercise of Company-issued stock options (but not the sale of the stock acquired upon exercise)).
Blackout Periods

POLICY AND PROCEDURES REGARDING PRE-TRADE CLEARANCE AND SECTION 16 COMPLIANCE

The Company has established certain periods in which Insiders generally will not be allowed to take certain actions with respect to the Company’s securities, referred to as “Blackout Periods.” The Company’s general Blackout Periods begin at 1:00 p.m. U.S. Pacific Time on the 7th day of the third month of each fiscal quarter and end one (1) full trading day after public release of earnings results for that quarter. Prior to the commencement and expiration of each such Blackout Period, the Chief Legal Officer (or his or her designee) will send a notice to each Insider, notifying such Insider of the commencement or expiration, as applicable, of the relevant Blackout Period. The Chief Legal Officer may also designate additional Blackout Periods during periods of significant corporate activity. In each case, the Chief Legal Officer (or his or her designee) shall notify impacted individuals of the commencement or expiration of the additional Blackout Period.
2.3    Requesting Clearance
To request clearance for a transaction, you should submit an “Insider Trading Clearance Request” at least 24 hours (not including holidays and weekends) before the proposed transaction. The form is available on Connect, the Company’s intranet. Complete the form online and submit as instructed. You may also send a copy of the form by email to Global Stock Administration or to the Chief Legal Officer. In the event the Chief Legal Officer desires to engage in an Applicable Transaction, he or she must submit a pre-trade clearance request to the Chief Executive Officer, Chief Financial Officer or President for approval (and, in such cases, all references to the Chief Legal Officer in this Policy shall refer to the Chief Executive Officer, Chief Financial Officer or President).

POLICY AND PROCEDURES REGARDING PRE-TRADE CLEARANCE AND SECTION 16 COMPLIANCE

2.4    Receipt of Pre-trade Clearance
After completing and submitting the Insider Trading Clearance Request, you will receive an e-mail from the Company as to whether your proposed transaction has been cleared. Pre-trade clearances are valid for five (5) trading days following the day on which the trade is approved or as otherwise indicated. Once your proposed transaction has been cleared, please contact E*Trade (or its successor) to consummate the transaction.
Notwithstanding any pre-trade clearance of your proposed transaction pursuant to this Policy, you remain responsible for determining if you are in possession of material non-public information and any action by the Company, the Chief Legal Officer or any other employee pursuant to this Policy does not constitute legal advice or insulate you from potential liability under insider trading laws. Additionally, even if a trade has been pre-cleared by the Chief Legal Officer (or his or her designee), such trade may not be executed if (i) you become aware of material non-public information concerning the Company, any of its subsidiaries or its securities, (ii) the Chief Legal Officer (or his or her designee) subsequently revokes the pre-trade clearance, or (iii) a Blackout Period subsequently commences. If your proposed transaction is not completed within the period described above (or if the Chief Legal Officer revokes the pre-trade clearance or notifies you of a Blackout Period), the transaction must be resubmitted for pre-trade clearance to the Chief Legal Officer before it may be executed. The fact that a particular intended trade has been denied pre-clearance should be treated as confidential information and should not be disclosed to any person unless authorized by the Chief Legal Officer (or his or her designee).
Please contact the Company’s Chief Legal Officer (or his or her designee) if you have any questions regarding these policies and procedures or their application to any specific transaction.
1.Section 16 Compliance
This section of the Policy only applies to Section 16 Insiders. Section 16 Insiders are determined, designated and notified in accordance with the Company’s Summary of Insider Designation Procedures. If you are a Section 16 Insider, you are subject to Section 16, including the reporting obligations of Section 16(a) of the Securities Exchange Act of 1934, as amended, and the “short-swing” profit recapture provisions of Section 16(b).
Section 16(a) requires the Company’s officers and directors and individuals who beneficially own greater than 10% of any class of the Company’s equity securities to report their holdings of, and transactions in, the Company’s equity securities beneficially owned by them to the Securities and Exchange Commission (the “SEC”). Any failure to do so in a timely manner must be disclosed in the Company’s annual proxy statement and/or annual report on Form 10-K and could result in civil or criminal penalties.

POLICY AND PROCEDURES REGARDING PRE-TRADE CLEARANCE AND SECTION 16 COMPLIANCE

Under Section 16(b), any stockholder of the Company may sue on behalf of the Company to recover all short-swing profits received by persons subject to Section 16 resulting from any combination of non-exempt “purchase and sale” or “sale and purchase” transactions in the Company’s equity securities (and/or securities convertible into or having the right to acquire such equity securities) within any six-month period.
3.1    Filing Deadlines and Accelerated Two-Day Filing Requirement
Section 16 reports filed with the SEC include:
•Form 3 Reports (Initial Reports). Initial Form 3 reports are due within 10 calendar days of when a person first becomes a Section 16 Insider or a holder of more than 10% of the Company’s securities. Upon becoming a Section Insider, a Form 3 is filed to report such person’s initial holdings of Company equity securities, even if such person does not hold any securities.
•Form 4 Reports (Statement of Change of Beneficial Ownership Reports). Most transactions that involve Company equity securities, including gifts, are reported on a Form 4 and are due before the end of the second business day (7:00 p.m., Pacific Time) following the day on which the subject transaction was executed.
•Form 5 Reports (Annual Year-End Reports). A Form 5 report, if necessary, is required to be filed annually no later than 45 calendar days after the end of the Company’s fiscal year. A Form 5 is used to report: (i) any transactions that were required to have been reported earlier under Section 16 but were not (e.g., late reports); and (ii) certain limited types of transactions eligible for deferred reporting (e.g., inheritances).
3.2    Company Assistance with the Preparation and Filing of Section 16 Reports
The Section 16(a) reporting rules are complex. It is the legal obligation of the Section 16 Insider to comply with Section 16(a) reporting requirements; however, the Company has a Section 16 compliance program to assist you in meeting your filing responsibilities under SEC regulations. The Company has designated Global Stock Administration as “Filing Coordinator” to assist in the preparation, review and filing of all SEC Form 3, 4 and 5 reports on your behalf.
The specifics of the program are described below; however, note that the initial step in the program is to complete an Insider Trading Clearance Request and submit it (as provided above) for pre-trade clearance of any proposed transaction in the Company’s securities.

POLICY AND PROCEDURES REGARDING PRE-TRADE CLEARANCE AND SECTION 16 COMPLIANCE

•Initial Preparation of Your Section 16 Reports. The Filing Coordinator assists in obtaining SEC filing codes and the preparation of a Form 3 when an individual first becomes a Section 16 Insider. The Filing Coordinator is apprised of any subsequent transactions reportable on Form 4 or Form 5 via the Insider Trading Clearance Request and based on information provided by you and/or your broker. The preparation of your Section 16 reports is based on such information, and thus it is imperative that all transaction information that is provided be accurate and timely. In this regard, it is important to maintain a constant open line of communication with the Filing Coordinator so that your filings will similarly be accurate and timely.
•Signing Your Section 16 Reports. You are responsible for timely signing and returning your Section 16 reports. You may manually sign and, if you have signed an Electronic Signature Attestation in advance, you can also e-sign your Section 16 reports. Alternatively, each Section 16 Insider may provide the Company with a current and valid Power of Attorney, permitting certain authorized parties at the Company to sign your Section 16 reports on your behalf. The SEC will not excuse a late filing simply because an individual is unavailable to sign at the time the report is due.
•Filing Your Section Reports. The Filing Coordinator can coordinate the filing of your Section 16 reports with the SEC.
•End of Service as a Section 16 Insider. You are still required to file a Form 4 for non-exempt reportable transactions after you cease to be a Section 16 Insider if the transactions occur within six months of an “opposite way” non-exempt transaction effected while a Section 16 Insider. Additionally, a Form 5 may be required with respect to certain exempt transactions that occurred before you ceased to be a Section 16 Insider. It is important to contact and work with the Filing Coordinator even after your service as a Section 16 Insider ends.
•Form 144. You should not sell or otherwise dispose of the Company’s securities until you complete and file a SEC Form 144, which you can obtain from your broker or the Filing Coordinator. Form 144 is basically a notice of intent to dispose of the securities and must be filed with the SEC on or before the date of your trade.
Failure to comply with the Section 16 reporting regulations can result in large fines and penalties to you. The Company is required to disclose delinquent filings and failures to file by its officers and directors in its annual proxy statement and/or annual report on Form 10-K. Such disclosures by the Company could lead to inquiries and enforcement actions by the SEC against those who have not made timely filings.
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POLICY AND PROCEDURES REGARDING PRE-TRADE CLEARANCE AND SECTION 16 COMPLIANCE

3.3    Ultimate Responsibility
Section 16(a) reporting obligations and liability under Section 16(b) for “short-swing” trading profits remain, at all times, your sole responsibility and obligation. The Company’s assistance in the preparation and filing of Section 16 reports does not relieve you of your responsibility with respect to Section 16 reporting obligations and liability. Further, the Company does not assume any legal responsibility in this regard. The Company will make a good faith effort to ensure the accuracy and timeliness of each Section 16 report for which it assists in preparing and filing. However, the Company cannot assure you that such reports will always be accurate and timely due to, among other things, the short reporting deadlines of Section 16(a) and the Company’s need to rely on the accuracy of information provided by others in the preparation of such reports. Section 16 Insiders should recognize that it will remain their obligation to see that filings are accurate and timely, and that they do not engage in transactions that could result in liability under Section 16(b) for “short-swing” trading profits.

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POLICY AND GUIDELINES REGARDING 10b5-1 TRADING PLANS

Effective as of February 21, 2025
1.Purpose
Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (“Rule 10b5-1”), provides an affirmative defense against allegations of insider trading if the trades occur under a pre-existing trading plan that complies with Rule 10b5-1 (a “10b5-1 Trading Plan”), including a requirement that the 10b5-1 Trading Plan is entered into in good faith at a time when the insider is not aware of material non-public information. An insider that has adopted a 10b5-1 Trading Plan can engage in transactions over an extended period of time, even during blackout periods, as long as the insider is not aware of material nonpublic information at the time the insider entered into the 10b5-1 Trading Plan and has acted in good faith with respect to the plan.
Sandisk Corporation (the “Company”) has adopted this Policy and Guidelines Regarding 10b5-1 Trading Plans (this “Policy”) to:
•set forth the Company’s policy regarding the adoption of a 10b5-1 Trading Plan with respect to the Company’s securities, the required terms of 10b5-1 Trading Plans and who is eligible to adopt a 10b5-1 Trading Plan; and
•assist the Company’s employees, officers and directors who are eligible to adopt a 10b5-1 Trading Plan to meet the requirements of the affirmative defense created by Rule 10b5-1.
2. Eligibility and Scope
10b5-1 Trading Plans may be adopted by: (i) officers and directors (“Section 16 Insiders”) who are subject to the reporting and liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (“Section 16”); (ii) other employees, consultants or contractors who are designated to be Insiders under the Company’s Summary of Insider Designation Procedures (“Other Insiders” and, together with Section 16 Insiders, “Insiders”); and (iii) such other persons approved in writing by the Chief Legal Officer (or his or her designee).
All 10b5-1 Trading Plans adopted by Insiders are required to comply with this Policy and Rule 10b5-1.

POLICY AND GUIDELINES REGARDING 10b5-1 TRADING PLANS

In certain circumstances, award agreements under the Company’s stock incentive plans may contain mandatory trading plans that are intended to comply with the requirements of Rule 10b5-1. Such trading plans are not subject to this Policy if they constitute a Sell-to-Cover Plan (as defined below). For the avoidance of doubt, this Policy does not apply to any plan implemented by the Company pursuant to Rule 10b5-1 in connection with the Company’s repurchase of shares of its common stock. The Company may implement a 10b5-1 Trading Plan at any time and in any manner it deems advisable, subject to any applicable federal and state laws, rules and regulations.
3. Rule 10b5-1 Requirements for a 10b5-1 Trading Plan
A 10b5-1 Trading Plan must meet the following requirements under Rule 10b5-1:
•The 10b5-1 Trading Plan must be adopted when the Insider is not aware of material non-public information about the Company or its securities, and must contain a representation confirming that the Insider is not aware of material non-public information about the Company or its securities.
•The 10b5-1 Trading Plan must be “entered into in good faith” and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, the Insider must act in good faith with respect to the 10b5-1 Trading Plan and the 10b5-1 Trading Plan must contain a representation confirming that such plan is being “entered into in good faith” and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.
•The 10b5-1 Trading Plan must be in the form of a binding written plan or contract;
•The 10b5-1 Trading Plan must specify the amount of securities to be traded, the prices and the dates of transactions or a written algorithm or formula for determining the amounts, prices and dates of transactions.
•After a 10b5-1 Trading Plan is adopted, any purchases or sales of securities covered by the 10b5-1 Trading Plan must occur pursuant to the 10b5-1 Trading Plan and the Insider adopting the 10b5-1 Trading Plan may not exercise any subsequent influence over how, when or whether to make purchases or sales of those securities or otherwise alter or deviate from the 10b5-1 Trading Plan or enter into or alter a corresponding or hedging transaction or position with respect to the securities to be purchased or sold under the 10b5-1 Trading Plan.

POLICY AND GUIDELINES REGARDING 10b5-1 TRADING PLANS

•The 10b5-1 Trading Plan must provide that the first trade shall not occur until the later of: (i) 90 days after the adoption or modification (e.g., change to the amount, price or timing of the purchase or sale of the securities underlying the 10b5-1 Trading Plan) of such plan; or (ii) two business days following the disclosure in periodic reports on Forms 10-Q or 10-K of the Company’s financial results for the fiscal quarter in which the 10b5-1 Trading Plan was adopted or modified, in either case, subject to a maximum of 120 days after the adoption or modification of the 10b5-1 Trading Plan (such period in which trades may not occur, the “Cooling-Off Period”).
•No more than one 10b5-1 Trading Plan shall be in effect at any time with respect to Company securities beneficially owned by the Insider, except that, during the term of a 10b5-1 Trading Plan, the Insider may:
•adopt a second 10b5-1 Trading Plan in compliance with this Policy with any transactions to take effect upon the completion or expiration of the Insider’s current 10b5-1 Trading Plan; provided, however, that if the current 10b5-1 Trading Plan is terminated before its originally scheduled completion or expiration date, then the Cooling-Off Period for the later-commencing plan shall run from the date of such termination (and not from the date the later commencing plan was adopted); and
•enter into another contract, instruction or plan providing only for the sale of such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, such as restricted stock or restricted stock units, and provided that the Insider does not exercise control over the timing of such sales (a “Sell-to-Cover Plan”).
•Other than Sell-to-Cover Plans, during any 12-month period, no Insider may adopt more than one “single-trade” 10b5-1 Trading Plan, which is a plan that is designed to effect the open market purchase or sale of the total amount of the securities subject to the 10b5-1 Trading Plan as a single transaction.
4. Additional Requirements for a 10b5-1 Trading Plan
In addition to the Rule 10b5-1 requirements for 10b5-1 Trading Plans specified above, all 10b5-1 Trading Plans must satisfy the following additional terms and conditions:
•A 10b5-1 Trading Plan may not be adopted during a Blackout Period (as defined in the Company’s Summary of Insider Designation Procedures).
•A 10b5-1 Trading Plan must provide for a minimum term of 6 months but it may be terminated at any time.

POLICY AND GUIDELINES REGARDING 10b5-1 TRADING PLANS

•Because a 10b5-1 Trading Plan must be entered into and acted on in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, a 10b5-1 Trading Plan should be adopted with the intention that it will not be modified, because changes to a 10b5-1 Trading Plan may raise issues as to an individual’s good faith. For this reason, although modifications to a 10b5-1 Trading Plan are not prohibited, any modification of a 10b5-1 Trading Plan is subject to pre-clearance by the Chief Legal Officer (or his or her designee) and the following additional requirements:
•the 10b5-1 Trading Plan may not be modified during a Blackout Period or when the Insider is aware of material non-public information concerning the Company or its securities;
•the 10b5-1 Trading Plan may not be modified more than once during its term; and
•a 10b5-1 Trading Plan that is modified must satisfy all of the requirements of Rule 10b5-1 and this Policy that apply to the adoption of a new 10b5-1 Trading Plan.
5. Disclosure Requirements for a 10b5-1 Trading Plan
To the extent required by applicable SEC rules or regulations, the Company will disclose quarterly on Forms 10-Q and 10-K: (i) whether any Section 16 Insider has adopted, modified or terminated a 10b5-1 Trading Plan during the last completed quarter; and (ii) a description of the material terms of the 10b5-1 Trading Plan. In addition, Section 16 Insiders are required to indicate in Form 4 and Form 5 filings whether a Section 16 Insider transaction of Company stock was made pursuant to a 10b5-1 Trading Plan, as well as the date of the adoption of the 10b5-1 Trading Plan.
6. Procedures for Adoption
6.1    Brokerage Account
Before entering into a 10b5-1 Trading Plan, the Insider must first choose a broker that is qualified to administer a 10b5-1 Trading Plan and must use only one broker to execute covered trades in the Company’s stock while the 10b5-1 Trading Plan is in place. The Company recommends that E*TRADE be used for this purpose.

POLICY AND GUIDELINES REGARDING 10b5-1 TRADING PLANS

If the Insider does not have a brokerage account with E*TRADE, the Insider should first complete a brokerage account application with E*TRADE to open a brokerage account. The Insider must then coordinate with E*TRADE to prepare a 10b5-1 Trading Plan. If the Insider chooses a broker other than E*TRADE, the Insider must receive clearance from the Chief Legal Officer (or his or her designee), regarding such broker’s Rule 10b5-1 trading plan template prior to entering in a 10b5-1 Trading Plan.
6.2    Pre-Clearance of 10b5-1 Trading Plan
Before the Insider may adopt a 10b5-1 Trading Plan, the plan must be pre-cleared by the Chief Legal Officer (or his or her designee), except that 10b5-1 Trading Plan clearance requests submitted by the Chief Legal Officer must be approved by the Chief Executive Officer, Chief Financial Officer or President (and, in such cases, all references to the Chief Legal Officer below shall refer to the Chief Executive Officer, Chief Financial Officer or President). The Chief Legal Officer is under no obligation to clear any proposed 10b5-1 Trading Plan, even if it would not violate the federal securities laws or specific provision of this Policy, and may make such determination in its sole and absolute discretion.
Any action by the Company, the Chief Legal Officer or any other person to pre-clear a proposed 10b5-1 Trading Plan pursuant to this Policy does not constitute legal advice to the Insider establishing the 10b5-1 Trading Plan, a representation or warranty that the 10b5-1 Trading Plan is valid under Rule 10b5-1 or otherwise insulate such Insider from potential liability under insider trading laws. The fact that a 10b5-1 Trading Plan has been denied pre-clearance should be treated as confidential information and should not be disclosed to any person unless authorized by the Chief Legal Officer (or his or her designee).
Transactions effected pursuant to a pre-cleared 10b5-1 Trading Plan will not require further pre-clearance at the time of any transaction made pursuant to the 10b5-1 Trading Plan. However, transactions effected pursuant to any 10b5-1 Trading Plan adopted by a Section 16 Insider are still subject to certain short reporting deadlines under Section 16 and thus must be reported immediately to the Company in accordance with the Company’s Policy and Procedures Regarding Pre-Trade Clearance and Section 16 Compliance, so that a Section 16 report may be prepared and timely filed. Section 16 Insiders should also coordinate with their brokers to file a Form 144 for sales to be effected under the 10b5-1 Trading Plan as required by applicable law.